Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into on and as of March 2, 2020 by and between Mikros Systems Corporation, a Delaware corporation (the “Company“), and Mark Malone (“Consultant”).

In consideration of the mutual premises herein contained and intending to be legally bound hereby, the parties agree as follows:

1.       Consulting Services.

1.1.     Services. During the term of this Agreement, Consultant shall provide consulting services to the Company as set forth on Schedule 1 hereto (the “Consulting Services”). The Consultant will perform the Consulting Services faithfully, diligently and to the best of the Consultant’s skill and ability. The Consultant shall report to the Board of Directors of the Company. The Consulting Services shall be performed at the offices of the Company or remotely as reasonably determined by the Company. Unless agreed by the Company and Consultant in writing, Consultant shall not be required to provide more than thirty (30) hours of Consulting Services per week during the Initial Term (as defined below). During any Subsequent Term (as defined below), the number of hours of Consulting Services per month shall be determined by mutual written agreement of the Company and Consultant.

1.2     Consulting Term. The initial term (the “Initial Term”) of this Agreement shall begin on the date hereof and shall continue until May 31, 2020 unless earlier terminated pursuant to Section 3 below. Thereafter, this Agreement may extended for any number of subsequent one (1) month terms (each a “Subsequent Term” and together with the Initial Term, the “Term”) as the Company and Consultant shall agree in writing.

1.3     Independent Contractor. Consultant and Company acknowledge and agree that the relationship hereunder created is one of an independent contractor and not one of employment. Consultant shall at all times during the Consulting Term act as an independent contractor and nothing hereunder shall be construed to be inconsistent with this relationship or status or create or imply a relationship of employer-employee between the Company and Consultant or any agent of Consultant. Neither Consultant nor any agent of Consultant shall hold themselves out to third parties as an employee of Company, and shall have no authority to bind or commit Company, legally or otherwise. Neither Consultant nor any agent of Consultant shall be entitled to any benefits paid by the Company to its employees. The Consultant shall be solely responsible for any tax consequences applicable to it by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Consultant’s performance of consulting services hereunder. Company and Consultant shall report any and all payments made by Company pursuant to this Agreement to the appropriate governmental agencies in a manner consistent with Consultant's status as an independent contractor.

2.     Compensation; Expenses. The Company shall pay Consultant a fee as set forth in Schedule 2 hereto. The Consultant shall be entitled to reimbursement for any and all travel related expenses and reasonable out of pocket expenses related to the fulfillment of Consulting Services hereunder upon delivery to the Company of supporting documentation evidencing such expenses.

3.     Termination. Consultant may terminate this Agreement at any time by delivering written notice to the Company. The Company may terminate this Agreement at anytime for “Cause” by delivering written notice to Consultant. In the event of termination pursuant to this Section 3: the Company shall not be responsible to make any further payment of any kind to Consultant except for an amount equal to (a) any expenses incurred by Consultant prior to the date of termination in accordance with the terms of this Agreement which remain unpaid as of the date of termination plus (b) any fees earned prior to the date of termination and which remain unpaid as of the date of termination. For the purpose of this Agreement, “Cause” shall mean: (i) a documented and repeated failure by Consultant to perform the Consulting Services, (ii) Consultant’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude, (iii) intentional acts of dishonesty by Consultant including any intentional act or intentional omission that subjects the Company to public scandal or that causes the Company to be sanctioned by a governmental authority as a result of a violation of governmental regulations, or (iv) Consultant’s material breach of this Agreement. With respect to subsections 3(a) (i), (iii) and (iv) above, Cause shall exist only after written notice of such failure, act or breach is delivered to Consultant and Consultant shall have failed to cure such violation or breach within 30 days after such notice, if curable.

4.      Confidentiality. Consultant understands that Consultant's work as a consultant of the Company creates a relationship of trust and confidence between Consultant and the Company. During and after the Term of this Agreement, Consultant will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, services, suppliers or customers except (i) as may be necessary in the performance of Consultant's work for the Company which use or disclosure shall be solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies or (ii) as may be specifically authorized in advance by appropriate officers of the Company. "Confidential Information" shall include, but shall not be limited to, information consisting of research and development, patents, trademarks and copyrights and applications thereto, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts, employee information and any other information not available to the general public, whether written or oral, which Consultant knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Consultant will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Consultant's or that the Company regularly gives to third parties without restriction on use or disclosure. Consultant further understands and acknowledges that (a) the Confidential Information is the property of the Company, constitutes a major asset of the Company and is crucial to the successful operation of the Company's business; (b) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (c) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret.

5.     Equitable Relief. Consultant acknowledges that the restrictions contained in Section 4 hereof are reasonable and necessary to protect the legitimate interests of the Company that such restrictions are deemed to be material, that the Company would not have entered into this Agreement in the absence of such restrictions, that it would be impossible or inadequate to measure and calculate the Company’s damages from any violation of any provision those Sections, and that any violation of any provision of those Sections may result in irreparable injury to the Company. Consultant agrees that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to seek in any court of competent jurisdiction, preliminary and permanent injunctive relief and to specific performance of any such provision of this Agreement, without the necessity of proving actual damages or an equitable accounting of all earnings, profits and other benefits arising from any actual or threatened breach of Section 4 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

6.     Governing Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law or choice of law. Any action, suit or proceeding between the parties relating to or arising out of this Agreement shall be commenced and maintained exclusively in the Court of Common Please of Pennsylvania sitting in Montgomery County, Pennsylvania. Each party hereby irrevocably and unconditionally consents to the exclusive jurisdiction and venue of such court and waives any objection it may have to the laying of venue of any such action, suit or proceeding in such court.

7.     Notices. All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand, reputable express delivery service, mailed by certified or registered mail, return receipt requested, or sent via facsimile and followed up by hand delivery, reputable express delivery service or mailed by certified or registered mail, return receipt requested to the party as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Mikros Systems Corporation

220 Commerce Drive

Suite 300

Fort Washington, PA 19034-24116065

Attention: Paul Casner

                 Chairman of the Board of Directors

If to Consultant, to:

Mark Malone

c/o Mikros Systems Corporation

220 Commerce Drive

Suite 300

Fort Washington, PA 19034-24116065

or to such other names or addresses as Company or Consultant, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

8.     Restricted Stock Awards. The Consultant and Company hereby acknowledge and agree that notwithstanding the transition by Consultant from employee to consultant pursuant to the terms of this Agreement (i) Consultant shall be deemed have remained in continuous employment or service with the Company and the shares covered by that certain Restricted Stock Award Agreement dated October 22, 2018 by and between the Company and the Consultant (the “2018 Restricted Stock Agreement”) shall continue to vest in accordance with terms therof, and (ii) Consultant’s employment shall not be deemed to have terminated and the shares covered by that certain Restricted Stock Award Agreement dated May 1, 2017 by and between the Company and the Consultant (the “2017 Restricted Stock Agreement” and together with the 2018 Restricted Stock Agreement, the “Restricted Stock Award Agreements”) shall continue to vest in accordance with terms therof. In the event that this Agreement is not terminated prior to May 31, 2020, all restrictions and vesting provisions applicable to all shares of restricted stock covered by the Restricted Stock Award Agreements shall lapse or accelerate in full, as applicable, such that all shares of restricted stock covered by the Restricted Stock Award Agreements shall no longer be subject to any forfeiture or vesting provisions.

9.     Miscellaneous. This Agreement: (a) constitutes the entire agreement and supersedes any prior or contemporaneously-made written or oral agreements between the parties relating to the subject matter hereof; (b) may be modified only in a writing duly executed by the parties hereto; (c) shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Company and Consultant; and (d) shall not be assignable or delegable in whole or in part by Consultant or Company without the prior written consent of the other party.

10.     Severability. The covenants in this Agreement are severable, and if any covenant or portion hereof is held to be invalid, illegal or unenforceable for any reason, such covenant or portion thereof shall be modified or adjusted by a court exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

11.     Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The Agreement may be delivered by facsimile or electronic transmission, and the facsimile or electronic signatures shall be deemed original signatures for all purposes.

12.     Survival. Notwithstanding any termination or expiration of this Agreement, Sections 4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive and remain in full force and effect in accordance with their respective terms.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MIKROS SYSTEMS CORPORATION

By:	/s/ Paul Casner
Name: Paul Casner
Title: Chairman of the Board of Directors

MARK MALONE

/s/Mark Malone
Signature

SCHEDULE 1 - CONSULTING SERVICES

Consultant shall provide executive management, financial advisory, strategic planning and corporate governance consulting services consisting of: (i) assisting and advising the Company with respect to its strategic planning process and business plans; (ii) advising the Company on matters relating to corporate governance and policies and procedures regarding financial management and business practices; (iii) assisting the Company with strategic introductions and negotiations, and (iv) assisting in management transition issues.

SCHEDULE 2 - FEES

Consultant shall be compensated for the Consulting Services in accordance with the following schedule:

During the Initial Term, the Company shall pay Consultant a fee in the amount of $20,000 per month which shall be paid on the 15th day of each month.

During any Subsequent Term, the Company shall pay Consultant a monthly fee equal to the product of (i) $20,000 and (ii) and a fraction the numerator of which is the maxim number of hours of Consulting Services to be provided during such Subsequent Term and the denominator of which is 120 which shall be paid in on the 15th day of each month.

Consultant shall be entitled to receive a discretionary bonus as determined by the Board of Directors of the Company in its sole and absolute discretion in the event that the Company closes a material transaction in which the Consultant provided material assistance to the Company during the Term.